Exhibit 4.02

FIRST AMENDMENT TO THE
 NUCLEAR MANAGEMENT COMPANY, LLC NMC SAVINGS AND
RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2010)

Pursuant to the authority delegated to the Plan Administrator, Xcel Energy Inc. (the “Company”) according to Section 11.1 of the Nuclear Management Company, LLC NMC Savings and Retirement Plan (As Amended and Restated Effective January 1, 2010) (the “Plan”), the Plan shall be amended effective as of January 1, 2013, or as may be indicated in the respective amendments, in the following respects:

1.	Section 1.01 (ff), “Trustee” is amended to reflect that on and after January 1, 2013, Vanguard Fiduciary Trust Company has been appointed as the successor trustee for the Plan.

2.	Article IX Investment of Trust Funds is hereby amended by the addition of the following new Section 9.03:

One of the Investment Funds shall be a fund invested primarily in Company Stock, which investment fund shall be referred to herein as the Company Stock Fund.

3.	Article IX Investment of Trust Funds is hereby amended by the addition of the following new Section 9.04

One of the Investment Funds shall be a brokerage account through which a Participant can invest in one or more specified mutual funds or publicly traded stocks and/or bonds. If a Participant elects this Investment Fund, his account shall be charged the commissions and other costs associated with the brokerage account.

4.	Section 8.04 Trustee Accounting is hereby amended in its entirety to read as follows:

(a)            The Trustee shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at reasonable times by any person or persons designated by the Administrator or the Company.

(b)            A Participant's interest in his Accounts as of any Valuation Date shall consist of the sum of the values of his then interest in each Investment Fund in the Plan.

(c)            Unit values shall be established for the Company Stock fund, and the portion of Participants’  Accounts consisting of the Company Stock Fund shall be maintained in terms of such unit values, all in accordance with such rules and procedures as the Administrator shall establish.  The value of a Participant's interest in the Company Stock Fund at any time shall be an amount equal to the then value of a unit in such Company Stock Fund (or any portion thereof) multiplied by the number of units then credited to the Participant.

(d)           Each Participant's interest in the Company Stock Fund shall be adjusted as of each Valuation Date to reflect his proportionate share of the total value of such Company Stock Fund, based upon his balance in such Fund as of the immediately preceding Valuation Date, as adjusted for subsequent additions thereto, distributions or withdrawals therefrom, transfers from or to any other Investment Fund, and reductions for the payment of Plan expenses, all in such manner as the Administrator shall determine in its sole discretion.

(e)            Any withdrawals or distributions from the Company Stock Fund shall be made in proportion to the balance of his interest in the Company Stock Fund as of the Valuation Date on which authorized withdrawal or distribution directions are received by the Trustee from the Administrator (or as soon as administratively feasible thereafter). The Administrator may transact in the Company Stock Fund through open market purchases of Company Stock or through new issue Company Stock.

(f)            Notwithstanding the foregoing, the Company Stock Fund may retain a relatively small cash balance as may be needed in order to effect distributions or to meet other administrative requirements of the Plan.

(g)           Cash dividends paid on shares of Company Stock held in Participants’ Accounts shall not be reinvested in Company Stock if the Participant (or his Beneficiary) elects (or is deemed to have elected) a cash payment of the dividend.  The Administrator shall establish rules and procedures for Participants’ elections under this Section, which rules may include, without limitation, a minimum dividend amount for cash payment elections.

Xcel Energy Inc.

By:	/s/ George E. Tyson, II
Vice President and Treasurer